Exhibit 10.1
ALNYLAM PHARMACEUTICALS, INC.
Performance Stock Unit Award Agreement
Granted Under 2018 Stock Incentive Plan
Name of Grantee:    [                  ]
No. of Performance Stock Units:    [                  ]
Grant Date:    [                  ]
Pursuant to the Alnylam Pharmaceuticals, Inc. 2018 Stock Incentive Plan, as amended through the date hereof (the “Plan”), Alnylam Pharmaceuticals, Inc. (the “Company”) hereby grants an award of the number of Performance Stock Units listed above (this “Award”) to the Grantee named above on the Grant Date. Each Performance Stock Unit shall relate to one share of common stock, par value $0.01 per share (the “Stock”) of the Company. Unless earlier terminated, this Award shall have a term of ten (10) years from the Grant Date.
1.    Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Performance Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Performance Stock Units. So long as the Grantee remains an Eligible Participant, the restrictions and conditions of Section 1 of this Agreement shall lapse with respect to all or a portion of the Award on the date (in each case, a “Vesting Date”) that is the later of: (i) the one-year anniversary of the Grant Date and (ii) the date on which the Board or Committee determines that the Performance Measures specified in the vesting schedule attached as Appendix A to this agreement, in relation to all or a portion of the Award, have been achieved (each, a “Determination Date”). The number of Performance Stock Units that actually vest pursuant to the Award is variable based on the specifications in the vesting schedule attached as Appendix A, and if Appendix A allocates the Award to multiple different Performance Measures, then the restrictions in Section 1 shall lapse only with respect to the number of Performance Stock Units allocated to the achievement of the particular Performance Measure on the applicable Vesting Date as determined by the Committee. The Committee has authority to terminate the portion of the Award allocated to a Performance Measure based upon its determination, in its sole discretion, that such Performance Measure cannot be attained, or could not reasonably be expected to be attained, during the term of the Award.
Notwithstanding the foregoing, the Award will become fully vested in the event the Grantee dies while they are an Eligible Participant prior to the Vesting Date(s) (and, in such case, the date of death shall be deemed a Vesting Date for purposes of Section 4 of this Agreement).
The Committee may at any time accelerate the vesting schedule specified in this Section 2.
3.    Termination of Relationship with the Company. The Grantee shall remain an “Eligible Participant” so long as the Grantee remains an employee or officer of, or consultant or advisor to, the Company or a subsidiary. If the Grantee ceases to be an Eligible Participant for any reason other than death prior to the Vesting Date(s) set forth in Section 2 above, any Performance Stock Units that have
        March 2023

not vested as of such Vesting Date(s) shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of their successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Performance Stock Units.
4.    Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Performance Stock Units that have vested pursuant to Section 2 and Appendix A of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3 of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Tax Withholding. As a condition to this Award, the Grantee hereby agrees that any required tax withholding obligation shall be satisfied through a mandatory, non-discretionary “sell-to-cover” arrangement with a broker designated by the Company and hereby authorizes the Company to make such arrangement; provided, however, that in the event that the Grantee has engaged in any opposite way transactions within the previous six (6) months that were not exempt from Section 16(b) of the Exchange Act of 1934, as amended, any required tax withholding obligation associated with this Award shall be satisfied by the Company withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due. Unless the withholding tax obligations of the Company and/or any subsidiary thereof are satisfied by the Grantee in accordance with this provision, the Company shall have no obligation to issue any shares of Stock on the Grantee’s behalf pursuant to the vesting of this Award.
7.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.    No Obligation to Continue Service Relationship. Neither the Company nor any subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment or other service relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the employment or other service relationship of the Grantee at any time.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy.
(a)Data Collection and Usage. The Company collects, processes and transfers personal data about the Grantee, in electronic or other form, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance or social security number, passport number or other national identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options, stock units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company and its subsidiaries receive from the Grantee (“Data”) for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent, compliance with relevant laws or regulations to which the Company is subject to or the pursuit by the Company of its respective legitimate interests not outweighed by the Grantee’s interests, rights or freedoms as needed to provide the requested services to the Grantee in accordance with the Plan.
(b)Stock Plan Administration Vendors. The Company may transfer Data to a designated third-party external broker or such other independent stock plan vendors, as may be selected by the Company in the future, which shall assist the Company with the implementation, administration and management of the Plan. Such vendor(s) may open an account for the Grantee to receive and trade shares of Common Stock underlying this Award. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the vendor(s) with such agreement being a condition of participation in the Plan.
An updated list with the details of all recipients of the Grantee’s Data can be made available upon a relevant request to privacy@alnylam.com.
(c)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. In the latter case, the Grantee understands and acknowledges that the Company’s legal basis for the processing of the Data would be compliance with the relevant laws or regulations and the pursuit by the Company of respective legitimate interests not outweighed by the Grantee’s interests, rights or freedoms. When the Company no longer needs the Data for any of the above purposes, the Grantee understands the Company will isolate it from active systems, remove it from its systems, or anonymize it to be used for statistical purposes as the case may be.
(d)Data Subject Rights. The Grantee understands that the Grantee may have a number of rights under data privacy and data protection laws and regulations in the Grantee’s jurisdiction. Depending on where the Grantee is based and the applicable data privacy and data protection laws and regulations, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) anonymize or delete Data, (iv) restrict or object to the processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s Data, and/or (viii) receive information about the possibility of not giving consent to process Data and the consequences of not giving consent. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact privacy@alnylam.com.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a free and purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Company will not be affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Grantee’s ability to participate to the Plan may be affected, as the Company would not (or no longer) be able to grant this Award or other equity awards to the Grantee or administer or maintain such awards. Please note that withdrawal of consent does not affect any processing of Data carried out prior to and up to the date of such withdrawal.

By accepting this Award and indicating consent via the Company’s acceptance procedure, the Grantee is declaring that the Grantee agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of such Data to the recipients mentioned above, including recipients located in countries which do not ensure an adequate level of protection from applicable data privacy and data protection law and regulation perspective, for the purposes described above.
Finally, the Grantee understands that the Company as the Data Controller of the Data may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Grantee provide supplementary consents or provide the Grantee with additional privacy related information as the case may be. If applicable and upon request of the Company, the Grantee agrees to provide an executed acknowledgement or any data privacy consent to the Company (or any other acknowledgements, agreements or consents as may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in the Grantee’s jurisdiction, either now or in the future. The Grantee understands that the Grantee will not be able to participate in the Plan if the Grantee fails to execute any such acknowledgement, agreement or consent requested by the Company.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

ALNYLAM PHARMACEUTICALS, INC

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

GRANTEE:
ADDRESS:

Appendix A to
Performance Restricted Stock Unit Agreement (the “Agreement”)
[VESTING SCHEDULE]